EXHIBIT 10(cd)

NATIONAL WESTERN LIFE INSURANCE COMPANY
NON-QUALIFIED DEFINED BENEFIT PLAN

As Amended and Restated Effective as of
January 1, 2009

NATIONAL WESTERN LIFE INSURANCE COMPANY
NON-QUALIFIED DEFINED BENEFIT PLAN

i

ARTICLE I

PURPOSE, DEFINITIONS AND CONSTRUCTION

1.1           Purpose of the Plan

This Plan was established by the Employer effective as of the Original Effective Date to provide an additional benefit for certain select management employees, who are defined below, to augment the retirement benefit which is otherwise provided to such employees under the Qualified Plan (as defined below).  This Plan is not intended to, and does not, qualify under sections 401(a) and 501(a) of the Code (as defined below), and is designed and intended to be a plan described in section 201(2) of ERISA (as defined below).

This Plan is subject to section 409A of the Code and is intended to provide for post-2004 benefit accruals in lieu of continued benefit accruals under the Grandfathered Nonqualified Plan.  However, this Plan is a separate plan from the Grandfathered Nonqualified Plan, and nothing herein shall be construed to constitute a material modification of the Grandfathered Nonqualified Plan or to otherwise cause the Grandfathered Nonqualified Plan to be subject to section 409A of the Code.  Benefit accruals and service crediting under the Grandfathered Nonqualified Plan were frozen effective as of December 31, 2004.  Benefit accruals under the Qualified Plan were frozen effective as of December 31, 2007.

This Plan is intended to comply with the requirements of Code section 409A and, notwithstanding anything herein to the contrary, shall be administered, operated, and interpreted in compliance with such requirements.  The Plan is amended and restated as set forth herein effective as of the Effective Date to make certain clarifying changes to comply with the final regulations under Code section 409A.  For periods prior to the Effective Date, each Participant’s benefit shall be determined in accordance with the Plan as in effect at such time subject to any modifications necessary to satisfy a good faith interpretation of the requirements of Code section 409A.

1.2           Definitions

The following terms, when found in the Plan, shall have the meanings set forth below:

(a)           Accrued Benefit:  The benefit determined under Article IV hereof which has accrued at any time under the provisions of the Plan.

(b)           Actuarial Equivalent:  The equivalent in value of amounts expected to be received under the Plan under different forms of payment, determined based upon an interest assumption of eight and one-half percent (8.5%) and a mortality assumption based on the 1984 Unisex Pension (UP84) Mortality Table.

(c)           Annual Compensation:  For a Plan Year means the sum of the Participant’s “monthly compensation” (as defined in Section 1.2(f)) for each month of the Plan Year.

(d)           Beneficiary:  The natural person or natural persons designated (or deemed designated) by a Participant under Section 5.3 to receive any benefits payable hereunder after the death of the Participant.

(e)           Code:  The Internal Revenue Code of 1986, as it may be amended from time to time, including any successor.

(f)           Compensation:  Twelve (12) times the average of the Participant’s monthly compensation over the sixty (60)-consecutive calendar months (or the period of employment, if less) immediately prior to his Separation from Service.  “Monthly compensation” shall be the total cash remuneration paid by the Employer during each month of the Plan Year, as reported on Form W-2 or its subsequent equivalent.  Notwithstanding the foregoing, “monthly compensation” (i) shall include director’s fees; amounts deferred under Code sections 125, 132(f)(4), or 401(k); and nonqualified elective deferrals; (ii) for periods on and after December 5, 2003, shall exclude reimbursements or other expense allowances, moving expenses, welfare benefits, imputed value of insurance, stock option income, commissions, bonuses, and any other extraordinary remuneration; and (iii) for periods prior to January 1, 2000, shall exclude “NWAMI compensation”.  Compensation hereunder shall not be subject to any limitations applicable to tax-qualified plans, such as pursuant to Code sections 401(a)(17) or 415.

(g)           Disability or Disabled:  The inability of a Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; provided that a Participant will be considered Disabled for purposes of the Plan if and only if he is determined to be totally disabled by the Social Security Administration.  A Participant’s Disability shall be considered to have ended at such time as a determination is made by the Social Security Administration that no further disability benefits shall be payable to the Participant under the Social Security Act.

(h)           Early Retirement Age:  The date on which the Participant attains age fifty-five (55)

(i)            Early Retirement Date:  The first day of the month which is prior to a Participant’s Normal Retirement Date, but follows his attainment of Early Retirement Age, completion of fifteen (15) years of Service, and Separation from Service.

(j)            Effective Date:  January 1, 2009

(k)           Eligible Employee:  An employee of the Employer who is listed on Schedule 1.2(k), as such Schedule may be amended from time to time by written action of the President of the Employer.  However, no person shall be selected as or remain an Eligible Employee except a member of the select group of management or highly compensated employees of the Employer, as such term is defined under section 201 of ERISA.

(l)            Employer:  National Western Life Insurance Company, a corporation organized and existing under the laws of the State of Texas, and any successor or successors.  For purposes of Section 1.2(v), the term “Employer” includes all persons with whom such Employer would be considered a single employer under Code sections 414(b) and/or 414(c), determined by using the 80% ownership threshold specified in Code sections 1563(a)(1), (2), and (3) and in Treasury regulation section 1.414(c)-2, rather than the default 50% ownership threshold specified in Treasury regulation 1.409A-1(h)(3).

(m)          ERISA:  the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, including any successor.

(n)           Grandfathered Nonqualified Plan:  the Grandfathered National Western Life Insurance Company Non-Qualified Defined Benefit Plan, originally adopted effective as of January 1, 1991 and as amended from time to time.

(o)           Normal Retirement Age:  The date on which a Participant attains age sixty-five (65).

(p)           Normal Retirement Date:  The first day of the month coincident with or next following a Participant’s Normal Retirement Age.

(q)           Original Effective Date:  January 1, 2005.

(r)            Participant:  An Eligible Employee who has met the requirements of Section 2.1 hereof, and whose participation has not been terminated.

(s)            Plan:  The National Western Life Insurance Company Non-Qualified Defined Benefit Plan, as set forth herein, and as it may be amended from time to time.

(t)            Plan Year:  The twelve month period beginning on January 1 and ending on December 31 each year.

(u)           Qualified Plan:  The National Western Life Insurance Company Pension Plan, as it may be amended from time-to-time.

(v)           Separates from Service or Separation from Service:  A Participant’s “separation from service” with the Employer within the meaning of Code section 409A(a)(2)(A)(i).  For this purpose, a Participant shall be considered to have separated from service with the Employer if the facts and circumstances indicate that the Employer and the Participant reasonably anticipated that no further services would be performed after the date of separation or that the level of bona fide services the Participant would perform after such date would permanently decrease to an amount that is less than fifty percent (50%) of the average level of bona fide services performed over the immediately preceding thirty-six (36)-month period.

(w)           Service:  The period of a Participant’s employment considered in the determination of his eligibility hereunder and in the calculation of the vested amount of his benefits.  A Participant’s Service shall be determined in twelve (12)-month periods, commencing with the twelve (12)-month period that begins on his date of hire with the Employer, and thereafter based on Plan Years, including the Plan Year within which falls his date of hire.  During such twelve (12) month periods, a year of Service will be granted if the Participant completes at least one thousand (1,000) hours of Service.  An hour of Service is each hour for which the Participant is paid by virtue of his employment with the Employer, including hours paid but not worked, and including hours completed prior to the date he actually becomes a Participant hereunder.

(x)            Committee:  The individuals appointed by the Board of Directors of the Employer, and known as the Pension Committee, to manage and direct the administration of the Plan.

1.3           Construction

The  masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular may indicate the plural, unless the context clearly indicates the contrary.  The words “hereof”, “herein”, “hereunder” and other similar compounds of the word “here” shall, unless otherwise specifically stated, mean and refer to the entire Plan, not to any particular provision or Section.  Article and Section headings are included for convenience of reference and are not intended to add to, or subtract from, the terms of the Plan.

ARTICLE II

ELIGIBILITY

2.1           Eligibility Requirements

Each individual who is an Eligible Employee as of the Original Effective Date shall become a Participant hereunder as of such date.  No individual who was not an Eligible Employee as of the Original Effective Date shall become a Participant hereunder.

2.2           Loss of Eligible Employee Status

In the event of the demotion or Separation from Service of a participating Eligible Employee, such that the employee is no longer an Eligible Employee within the meaning of Section 1.2(k) herein, the employee shall lose his status as a Participant, and no further benefit accruals for the employee shall be allowed under the Plan.  If such an employee again becomes an Eligible Employee, the employee shall not again become a Participant and shall not accrue any additional benefits under the Plan.

ARTICLE III

FUNDING

3.1           Funding

The Employer is under no obligation to earmark or set aside any funds toward the funding of this Plan.  However, the benefits to be provided to each Participant hereunder may be paid from the assets, if any, of the National Western Life Insurance Company Non-Qualified Plans Trust, if any, designed to be an irrevocable grantor trust under Code section 671.  However, if the assets of such trust are not available or are insufficient to pay such benefits or if no such trust is established or funded, then benefits hereunder shall be paid from the general assets of the Employer.  The rights of each Participant and any Beneficiary hereunder shall be solely those of an unsecured general creditor of the Employer.

ARTICLE IV

BENEFITS UNDER THE PLAN

4.1           Normal Retirement Benefit

The benefit to be paid pursuant to this Plan to a Participant who Separates from Service at his Normal Retirement Date shall be equal to (a) less (b) less (c) less (d), but in no event greater than (e), where:

(a)           equals the annual single life annuity benefit which would have been payable at the Participant’s Normal Retirement Date under the terms of the Qualified Plan as of December 31, 1990, as if that plan had continued without change, and without regard to limitations applicable under Code sections 401(a)(17) and 415, and

(b)           equals the annual single life annuity benefit which is payable (or which would be payable if elected by the Participant) under the terms of the Qualified Plan at the Participant’s Normal Retirement Date, and

(c)           equals the Actuarially Equivalent annual single life annuity which may be provided by an accumulation of two percent (2%) of the Participant’s Annual Compensation for each year of Service on and after January 1, 1991, accumulated at an assumed interest rate of eight and one-half percent (8.5%) to his Normal Retirement Date, and

(d)           equals the frozen annual single life annuity benefit which is payable (or which would be payable if elected by the Participant) at the Participant’s Normal Retirement Date under the terms of the Grandfathered Nonqualified Plan, but excluding any benefit accrued under Section 4.8 of such plan, and

(e)           equals (i) the product of the following amounts determined as of the Participant’s Normal Retirement Date (A) the Participant’s years of Service (up to a maximum of thirty (30)) multiplied by (B) 1.66667% multiplied by (C) the excess of the Participant’s Compensation over the Participant’s annualized “Primary Social Security Benefit” as defined by the terms of the Qualified Plan as of December 31, 1990, as if such plan had continued without change and without regard to limitations applicable under Code sections 401(a)(17) and 415, less (ii) the sum of the benefits described in subsections (b) and (d) above.

The foregoing benefit shall be payable effective as of the Participant’s Separation from Service at his Normal Retirement Date, in accordance with Article V hereof as to the time, form, and duration of payment.  Monthly installments under Article V shall be calculated by dividing the Participant’s annual benefit by twelve (12).

4.2           Late Retirement Benefit

The benefit to be paid pursuant to this Plan to a Participant who Separates from Service after his Normal Retirement Date shall be equal to (a) less (b) less (c) less (d), but in no event greater than (e), with such benefit amount adjusted for Actuarial Equivalence to reflect commencement after the Participant’s Normal Retirement Date, where:

(a)           equals the annual single life annuity benefit which would have been payable at the Participant’s Normal Retirement Date under the terms of the Qualified Plan as of December 31, 1990, as if that plan had continued without change, and without regard to limitations applicable under Code sections 401(a)(17) and 415, and

(b)           equals the annual single life annuity benefit which is payable (or which would be payable if elected by the Participant) under the terms of the Qualified Plan at the Participant’s Normal Retirement Date, and

(c)           equals the Actuarially Equivalent annual single life annuity which may be provided by an accumulation of two percent (2%) of the Participant’s Annual Compensation for each year of Service on and after January 1, 1991, accumulated at an assumed interest rate of eight and one-half percent (8.5%) to his Normal Retirement Date, and

(d)           equals the frozen annual single life annuity benefit which is payable (or which would be payable if elected by the Participant) at the Participant’s Normal Retirement Date under the terms of the Grandfathered Nonqualified Plan, but excluding any benefit accrued under Section 4.8 of such plan, and

(e)           equals (i) the product of the following amounts determined as of the Participant’s Normal Retirement Date (A) the Participant’s years of Service (up to a maximum of thirty (30)) multiplied by (B) 1.66667% multiplied by (C) the excess of the Participant’s Compensation over the Participant’s annualized “Primary Social Security Benefit” as defined by the terms of the Qualified Plan as of December 31, 1990, as if such plan had continued without change and without regard to limitations applicable under Code sections 401(a)(17) and 415, less (ii) the sum of the benefits described in subsections (b) and (d) above.

The foregoing benefit shall be payable effective as of the Participant’s Separation from Service, in accordance with Article V hereof as to the time, form, and duration of payment.  Monthly installments under Article V shall be calculated by dividing the Participant’s annual benefit by twelve (12).

4.3           Early Retirement Benefit

The benefit to be paid pursuant to this Plan to a Participant who Separates from Service on or after his Early Retirement Date and before his Normal Retirement Date shall be equal to (a) less (b) less (c) less (d), but in no event greater than (e) and shall be adjusted as provided in (f), where:

(a)           equals the annual single life annuity benefit which would have been payable at the Participant’s Normal Retirement Date under the terms of the Qualified Plan as of December 31, 1990, as if that plan had continued without change, and without regard to limitations applicable under Code sections 401(a)(17) and 415, multiplied by a fraction, the numerator of which is his years of Service as of his Early Retirement Date, and the denominator of which is his years of Service he would have earned had he not Separated from Service prior to his Normal Retirement Date, and

(b)           equals the annual single life annuity benefit which is payable (or which would be payable if elected by the Participant) under the terms of the Qualified Plan at the Participant’s Normal Retirement Date, and

(c)           equals the Actuarially Equivalent annual single life annuity commencing at the Participant’s Normal Retirement Date which may be provided by an accumulation of two percent (2%) of the Participant’s Annual Compensation for each year of Service on and after January 1, 1991, accumulated at an assumed interest rate of eight and one-half percent (8.5%) to his Early Retirement Date, and

(d)           equals the frozen annual single life annuity benefit which is payable (or which would be payable if elected by the Participant) at the Participant’s Normal Retirement Date under the terms of the Grandfathered Nonqualified Plan, but excluding any benefit accrued under Section 4.8 of such plan, and

(e)           equals (i) the product of the following amounts determined as of the Participant’s Normal Retirement Date (A) the Participant’s years of Service (up to a maximum of thirty (30)) multiplied by (B) 1.66667% multiplied by (C) the excess of the Participant’s Compensation over the Participant’s annualized “Primary Social Security Benefit” as defined by the terms of the Qualified Plan as of December 31, 1990, as if such plan had continued without change and without regard to limitations applicable under Code sections 401(a)(17) and 415, less (ii) the sum of the benefits described in subsections (b) and (d) above.  Such benefit shall then be multiplied by a fraction, the numerator of which is his years of Service as of his Early Retirement Date, and the denominator of which is his years of Service he would have earned had he not Separated from Service prior to his Normal Retirement Date.

(f)           Such benefit shall be reduced to reflect earlier commencement, by one fifteenth (1/15th) for each of the first five (5) years and one thirtieth (1/30th) for each of the next five (5) years by which the Participant’s Early Retirement Date precedes his Normal Retirement Date, with such reduction interpolated between whole years of completed months.

The foregoing benefit shall be payable effective as of the Participant’s Early Retirement Date, in accordance with Article V hereof as to the time, form, and duration of payment.  Monthly installments under Article V shall be calculated by dividing the Participant’s annual benefit by twelve (12).

4.4           Disability Retirement Benefit

If a Participant who has completed five (5) years of Service Separates from Service prior to his Normal Retirement Date (or prior to his Early Retirement Date if he has completed fifteen (15) years of Service upon such separation) due to Disability, the benefit to be paid pursuant to this Plan shall be equal to (a) less (b) less (c) less (d), but in no event greater than (e), where:

(a)           equals the annual single life annuity benefit which would have been payable at the Participant’s Normal Retirement Date under the terms of the Qualified Plan as of December 31, 1990, as if that plan had continued without change, and without regard to limitations applicable under Code sections 401(a)(17) and 415, and

(b)           equals the annual single life annuity benefit which is payable (or which would be payable if elected by the Participant) under the terms of the Qualified Plan at the Participant’s Normal Retirement Date, and

(c)           equals the Actuarially Equivalent annual single life annuity commencing at the Participant’s Normal Retirement Date which may be provided by an accumulation of two percent (2%) of the Participant’s Annual Compensation for each year of Service on and after January 1, 1991, accumulated at an assumed interest rate of eight and one-half percent (8.5%) to his Separation from Service, and

(d)           equals the frozen annual single life annuity benefit which is payable (or which would be payable if elected by the Participant) at the Participant’s Normal Retirement Date under the terms of the Grandfathered Nonqualified Plan, but excluding any benefit accrued under Section 4.8 of such plan, and

(e)           equals (i) the product of the following amounts determined as of the Participant’s Normal Retirement Date (A) the Participant’s years of Service (up to a maximum of thirty (30)) multiplied by (B) 1.66667% multiplied by (C) the excess of the Participant’s Compensation over the Participant’s annualized “Primary Social Security Benefit” as defined by the terms of the Qualified Plan as of December 31, 1990, as if such plan had continued without change and without regard to limitations applicable under Code sections 401(a)(17) and 415, less (ii) the sum of the benefits described in subsections (b) and (d) above.

The foregoing benefit shall be payable effective as of the Participant’s Normal Retirement Date, in accordance with Article V hereof as to the time, form, and duration of payment.  Monthly installments under Article V shall be calculated by dividing the Participant’s annual benefit by twelve (12).

4.5           Deferred Vested Pension Benefit

The benefit to be paid pursuant to this Plan to a Participant who Separates from Service at a time when he (or his Beneficiary) is not entitled to a benefit under Section 4.1, 4.2, 4.3, 4.4, or 4.6 shall be equal to (a) less (b) less (c) less (d), but in no event greater than (e), where:

(a)           equals the annual single life annuity benefit which would have been payable at the Participant’s Normal Retirement Date under the terms of the Qualified Plan as of December 31, 1990, as if that plan had continued without change, and without regard to limitations applicable under Code sections 401(a)(17) and 415, multiplied by a fraction, the numerator of which is his years of Service as of his Separation from Service, and the denominator of which is his years of Service he would have earned had he not Separated from Service prior to his Normal Retirement Date, and

(b)           equals the annual single life annuity benefit which is payable (or which would be payable if elected by the Participant) to or with respect to the Participant under the terms of the Qualified Plan, and

(c)           equals the Actuarially Equivalent annual single life annuity commencing at the Participant’s Normal Retirement Date which may be provided by an accumulation of two percent (2%) of the Participant’s Annual Compensation for each year of Service on and after January 1, 1991, accumulated at an assumed interest rate of eight and one-half percent (8.5%) to his Normal Retirement Date, and

(d)           equals the frozen annual single life annuity benefit which is payable (or which would be payable if elected by the Participant) at the Participant’s Normal Retirement Date under the terms of the Grandfathered Nonqualified Plan, but excluding any benefit accrued under Section 4.8 of such plan, and

(e)           equals (i) the product of the following amounts determined as of the Participant’s Normal Retirement Date (A) the Participant’s years of Service (up to a maximum of thirty (30)) multiplied by (B) 1.66667% multiplied by (C) the excess of the Participant’s Compensation over the Participant’s annualized “Primary Social Security Benefit” as defined by the terms of the Qualified Plan as of December 31, 1990, as if such plan had continued without change and without regard to limitations applicable under Code sections 401(a)(17) and 415, less (ii) the sum of the benefits described in subsections (b) and (d) above.  Such net benefit shall be multiplied by a fraction, the numerator of which is the Participant’s years of Service as of his Separation from Service, and the denominator of which is his years of Service he would have earned had he not Separated from Service prior to his Normal Retirement Date.

If the Participant had completed at least fifteen (15) years of Service upon his Separation from Service such benefit shall be payable effective as of the date the Participant attains his Early Retirement Age, but shall be reduced for early commencement in accordance with Section 4.3(f).  If the Participant had not completed at least fifteen (15) years of Service upon his Separation from Service, such benefit shall be payable effective as of the Participant’s Normal Retirement Date.  In either case, such benefit shall be paid in accordance with Article V hereof as to time, form, and duration of payment.  Monthly installments under Article V shall be calculated by dividing the Participant’s annual benefit by twelve (12).

4.6           Pre-Retirement Death Benefit

(a)           If a Participant dies prior to Separating from Service, his Beneficiary shall be entitled to receive the Actuarial Equivalent of his Accrued Benefit that would have been payable at his Normal Retirement Date (or at the date of his Separation from Service if the Participant dies after his Normal Retirement Date), determined as if the Participant Separated from Service on his date of death and, if such date is prior to the Participant’s Normal Retirement Date, survived until his Normal Retirement Date.

(b)           If the Participant dies following his Separation from Service due to Disability and prior to the commencement of a disability pension benefit under Section 4.4, his Beneficiary shall be entitled to receive the Actuarial Equivalent of his Accrued Benefit that would have been payable at his Normal Retirement Date under Section 4.4.

(c)           If the Participant dies following his Separation from Service described in Section 4.5, but prior to the commencement of a deferred vested pension benefit under such Section, his Beneficiary shall be entitled to receive the Actuarial Equivalent of his Accrued Benefit that would have been payable at his Early Retirement Date or his Normal Retirement Date, whichever would have been applicable under Section 4.5.

(d)           The pre-retirement death benefit payable to the Participant’s Beneficiary shall be payable effective as of the first day of the month coinciding with or next following the date of the Participant’s death, in accordance with Article V hereof as to the time, form, and duration of payment.  Monthly installments under Article V shall be calculated by dividing the Beneficiary’s annual benefit by twelve (12).

ARTICLE V

DETERMINATION OF PAYMENT OF BENEFIT

5.1           Time of Payment

(a)           Payment to a Participant (or his Beneficiary) shall commence on the date that is ninety (90) days following the first applicable effective date of payment under Article IV, with the first payment to include all benefits payable from the effective date of payment to the date of the first payment.  Neither the Participant nor his Beneficiary shall have the right to designate the taxable year of such payment.  Notwithstanding anything herein to the contrary, a change in the operation of the Qualified Plan or the Grandfathered Nonqualified Plan (including an election under Section 7.7 of the Qualified Plan or a change in the time or form of payment under the Qualified Plan or the Grandfathered Nonqualified Plan) shall not change the time or form of payment under this Plan.

(b)           Notwithstanding the foregoing, payment to a Participant shall be delayed to the extent required by Code section 409A(a)(2)(B)(i).  Accordingly, if a Participant is a “specified employee” as defined by Code section 409A(a)(2)(B)(i) (determined by applying the default rules applicable under such Code section except to the extent such rules are modified by a written resolution that is adopted by the Board of Directors of the Employer and that applies for purposes of all applicable nonqualified deferred compensation plans of the Employer and its affiliates described in the second sentence of Section 1.2(l)), any payments which the Participant is otherwise entitled to receive under Section 4.1, 4.2, 4.3, 4.4, or 4.5 and this Section 5.1 during the six (6)-month period beginning on the date the Participant Separates from Service shall be accumulated and paid effective as of the date that is six (6) months after the date the Participant Separates from Service.  This Section 5.1(b) is intended to satisfy the minimum requirements of Code section 409A(a)(2)(B)(i) and shall not be construed to accelerate or defer or otherwise apply to distributions to the extent those distributions are not subject to the requirements of such Code section.

(c)           Notwithstanding anything herein to the contrary, the payment of benefits hereunder shall not be accelerated in a manner that would not be permissible under Code section 409A.

5.2           Form of Payment

(a)           With respect to benefits payable under Sections 4.1 through 4.5, the Participant shall receive his vested Accrued Benefit payable in the form of a single life annuity payable in monthly installments unless the Participant elects an alternative form of payment pursuant to subsection (c) below.

(b)           With respect to benefits payable under Section 4.6, the Participant’s Beneficiary shall receive the Actuarial Equivalent of the Beneficiary’s portion of the Participant’s Accrued Benefit in the form of a single life annuity payable in monthly installments unless the Beneficiary elects an alternative form of payment pursuant to subsection (c) below.

(c)           A Participant or Beneficiary may elect an optional form of annuity payment that is Actuarially Equivalent to and has the same scheduled date for the first annuity payment as the normal form of payment specified in subsections (a) and (b) above.  Such election may be made on a written form acceptable to the Committee at any time that is at least thirty (30) days prior to the date on which payment would otherwise commence in such normal form.  The optional forms of annuity payment available under the Plan are  as follows:

(i)           An annuity for the life of the Participant (or the life of the Beneficiary in the case of benefits payable pursuant to Section 4.6) with one hundred twenty (120) monthly payments guaranteed, to be paid to the Participant’s Beneficiary (or to the estate of the Beneficiary in the case of benefits payable pursuant to Section 4.6) in the event of the Participant's (or Beneficiary’s, if applicable) death prior to payment of the total number of guaranteed payments.

(ii)           Any other form of annuity providing substantially equal periodic payments, payable not less frequently than annually, based upon the life expectancy of the Participant (or the Beneficiary in the case of benefits payable pursuant to Section 4.6) or the joint life expectancies of the Participant and his Beneficiary (or of the Beneficiary and another natural person designated by the Beneficiary in the case of benefits payable pursuant to Section 4.6).

The provisions of this subsection (c) are intended to comply with the provisions of Treasury regulation section 1.409A-2(b)(2)(ii) and shall be construed in accordance therewith.  Notwithstanding anything herein to the contrary, a Participant or Beneficiary may not elect an optional form of payment under this subsection (c) to the extent such election would result in any additional tax under Code section 409A.

(d)           Any benefit payable hereunder may be paid directly by the Employer (or its delegate) or by any funding vehicle established pursuant to Section 3.1.  At the discretion of the Committee or, as applicable, the trustee of any trust established pursuant to Section 3.1, payment of such benefit may be facilitated through purchase of an annuity contract; provided that in no event shall any action be taken to cause the Plan to be considered funded for purposes of the Code or Title I of ERISA.

5.3           Payment to a Participant’s Beneficiary

(a)           A Participant may designate one or more Beneficiaries to receive any benefits payable under the Plan after the death of the Participant.  A Participant may not designate a non-natural person as a Beneficiary.  A Participant may revoke or change a prior beneficiary designation at any time by filing a new beneficiary designation with the Committee.  To be effective, any beneficiary designation or revocation of a beneficiary designation must be on a form acceptable to the Committee and must be filed with and received by the Committee prior to the latest applicable designation date.  The latest applicable designation date is the date of the participant’s death with respect to benefits payable under Section 4.6 or to benefits payable under an annuity form of payment with a guaranteed term and is the date benefits commence in the case of a joint and survivor annuity form of payment.

(b)          Any designation of a person as a Beneficiary shall be deemed to be contingent upon the person’s surviving the Participant.  Any designation of a class or group of Beneficiaries shall be deemed to be a designation of only those members of the class or group who are living at the time of the Participant’s death.  A Participant may designate (in the manner provided in subsection (a), above) one or more persons as a contingent Beneficiary or Beneficiaries to receive, upon the Participant’s death, the benefit that the primary Beneficiary would have received had the primary Beneficiary survived the Participant.  If more than one primary Beneficiary or, if applicable, more than one contingent Beneficiary is designated by a Participant, Sections 5.2(b) and (c) shall be applied separately to each Beneficiary with respect to the portion of the Participant’s Accrued Benefit awarded to the Beneficiary.

(c)           If a Participant does not make an effective beneficiary designation prior to the latest applicable designation date or if no designated Beneficiary survives the Participant, the Participant’s estate shall be deemed to be his Beneficiary.

(d)          References hereunder to a benefit payable to or with respect to a Participant include any benefit payable to the Participant’s designated Beneficiary or estate.

5.4           Payments to an Alternate Payee

(a)          The Committee may establish a procedure for the Plan to administer qualified domestic relations orders.  Such procedure shall comply with the applicable requirements of ERISA sections 206(d)(3) and 514(b)(7).

(b)          The Committee may approve payment to an alternative payee, pursuant to the terms of a qualified domestic relations order, as defined under ERISA sections 206(d)(3) and 514(b)(7); provided that payment to an alternate payee may not commence prior to the Participant’s “earliest retirement age” as defined by ERISA section 206(d)(3)(E)(ii).  Any such payment shall not be prohibited by Section 6.6 or, to the extent permitted under Code section 409A, Section 5.1(c).

(c)           Any benefits payable to a Participant’s alternate payee(s) under the Qualified Plan shall be included as a benefit payable to or with respect to the Participant for purposes of determining the Qualified Plan offset under Sections 4.1(b), 4.2(b), 4.3(b), 4.4(b), and 4.5(b), (as applicable).

ARTICLE VI

MISCELLANEOUS

6.1           Administration of the Plan

The Plan shall be administered by the Committee.  The books and records of the Plan shall be maintained by the Employer at its expense, and no member of the Board of Directors of the employer, or any employee of the Employer acting on its behalf, shall be liable to any person for any action taken or omitted in connection with the administration of the Plan, unless attributable to his own fraud or willful misconduct.

(a)           The Employer shall appoint the members of the Committee and may terminate a Committee member at any time by providing written notice of such termination to the member.  Any member of the Committee may resign by delivering his written resignation to the Employer and to the other members of the Committee.

(b)           The Committee shall perform any act which the Plan authorizes.  The Committee may, by a writing signed by a majority of its members, appoint any member of the Committee to act on behalf of the Committee.

(c)           The Committee may designate in writing other persons to carry out its responsibilities under the Plan, and may remove any person designated to carry out its responsibilities under the Plan by notice in writing to that person.  The Committee may employ persons to render advice with regard to any of its responsibilities.  All usual and reasonable expenses of the Committee shall be paid by the Employer.  The Employer shall indemnify and hold harmless each member of the Committee from and against any and all claims and expenses (including, without limitation, attorney's fees and related costs), in connection with the performance by such member of his duties in that capacity, other than any of the foregoing arising in connection with the willful neglect or willful misconduct of the person so acting.

(d)           The Committee shall establish rules, not contrary to the provisions of the Plan, for the administration of the Plan and the transaction of its business.  The Committee shall have the authority to interpret the Plan in its sole and absolute discretion, and shall determine all questions arising in the administration, interpretation and application of the Plan, including all claims for benefit hereunder.  All determinations of the Committee shall be conclusive and binding on all concerned.

6.2           Benefit Claims

The Committee shall administer the claims procedures set forth in this Section 6.2 in accordance with section 503 of ERISA.  The Committee shall automatically direct the distribution of all benefits to which a Participant is entitled hereunder.  In the event that a Participant believes that he has been denied benefits to which he is entitled under the provisions of the Plan, the Committee shall, upon the request of the Participant, provide to the Participant written notice of the denial which shall set forth:

(a)           the specific reason or reasons for the denial;

(b)           specific references to pertinent Plan provisions on which the Committee based its denial;

(c)           a description of any additional material or information needed for the Participant to perfect the claim and an explanation of why the material or information is needed;

(d)           a statement that the Participant or his authorized representative may (i) request a review upon written application to the Committee; (ii) review pertinent Plan documents; and (iii) submit issues and comments in writing;

(e)           a statement that any appeal the Participant wishes to make of the adverse determination must be made in writing to the Committee within sixty (60) days (one hundred eighty (180) days in the case of a claim relating to Disability benefits) after receipt of the Committee's notice of denial of benefits and that failure to appeal the initial determination to the Committee in writing within such sixty (60)-day period (one hundred eighty (180)-day period in the case of a claim relating to Disability benefits) will render the Committee's determination final, binding, and conclusive; and

(f)            the address to which the Participant must forward any request for review.

If a Participant should appeal to the Committee, he, or his duly authorized representative, may submit, in writing, whatever issues and comments he, or his duly authorized representative, feels are pertinent.  The Committee shall re-examine all facts related to the appeal and make a final determination as to whether the denial of the claim is justified under the circumstances.  The Committee shall advise the Participant in writing of its decision on appeal, the specific reasons for the decision, and the specific Plan provisions on which the decision is based.  The notice of the decision shall be given within sixty (60) days (forty-five (45) days in the case of a claim relating to Disability benefits) after the Participant's written request for review is received, unless special circumstances (such as a hearing) would make the rendering of a decision within such sixty (60)-day period (forty-five (45)-day period in the case of a claim relating to Disability benefits) impracticable.  In such case, notice of an extension shall be provided to the Participant within the original sixty (60)-day period (forty-five (45)-day period in the case of a claim relating to Disability benefits), and notice of a final decision regarding the denial of a claim for benefits will be provided within one hundred twenty (120) days (ninety (90) days in the case of a claim relating to Disability benefits) after receipt of the original request for review.

6.3           Amendment of the Plan

The Plan may be amended, in whole or in part, from time-to-time, by the Board of Directors of the Employer; provided that no amendment that reduces the Accrued Benefit of a Participant may be adopted without the consent of such Participant while he is an employee of the Employer.

6.4           Termination of the Plan

The Plan may be terminated, at any time, by action of the Board of Directors, without the consent of any other party.  The termination of this Plan shall not result in the granting of any additional rights to any Participant, such as full vesting of his Account, and Plan benefits shall be payable solely as provided under Articles IV and V.

6.5           Notices to Participants

From time-to-time, the Employer shall provide a Participant with a statement regarding his Accrued Benefit.  Further, a Participant will be provided written notice of any amendment of the Plan that affects his rights herein, and of the termination of the Plan.

6.6           Non-Alienation

Except as required by ERISA, the right of any Participant or Beneficiary in his Accrued Benefit hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant or Beneficiary, and any such benefit shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

6.7           Severability

In the event that any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

6.8           Governing Law

The validity and effect of this Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the internal laws of the State of Texas except to the extent superseded by federal law

6.9           Taxes

All amounts payable hereunder shall be reduced by any and all federal, state and local taxes imposed upon the Participant which are required to be paid or withheld by the Employer or any other payor of Plan benefits.

6.10           Waiver

Neither the failure nor any delay on the part of the Employer or the Committee to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any such right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege available to the Employer or the Committee at law or in equity.

6.11           Compliance With Code Section 409A

(a)           To the extent any provision of this Plan or any omission from the Plan would (absent this Section 6.11(a)) cause amounts to be includable in income under Code section 409A(a)(1), the Plan shall be deemed amended to the extent necessary to comply with the requirements of Code section 409A; provided, however, that this Section 6.11(a) shall not apply and shall not be construed to amend any provision of the Plan to the extent this Section 6.11(a) or any amendment required thereby would itself cause any amounts to be includable in income under Code section 409A(a)(1).

(b)           If any provision of this Plan would cause a Participant to occur any additional tax under Code section 409A, the parties will in good faith attempt to reform the provision in a manner that maintains, to the extent possible, the original intent of the applicable provision without violating the provisions of Code section 409A.

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising the National Western Life Insurance Company Non-Qualified Defined Benefit Plan, NATIONAL WESTERN LIFE INSURANCE COMPANY, as the Employer, has caused its seal to be affixed hereto and these presents to be duly executed in its name and behalf by its proper officers thereunto authorized this 18th day of December, 2008.

ATTEST:	NATIONAL WESTERN LIFE
INSURANCE COMPANY

/S/Margaret M. Simpson	/S/James P. Payne
Asst. Secretary
Name: James P. Payne
Title: Senior VP-Secretary

SCHEDULE 1.2(k)

ELIGIBLE EMPLOYEES

Charles D. Milos, Jr.